                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             ALBEMARLE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                             ALBEMARLE CORPORATION
                            330 SOUTH FOURTH STREET
                                 P.O. BOX 1335
                           RICHMOND, VIRGINIA 23210

                            [ALBEMARLE CORP. LOGO]

                        Annual Meeting of Shareholders

                                                                 March 22, 2000

To the Shareholders:

   We enclose our annual report describing Albemarle's operations during the past year. We hope you read this report, which summarizes major corporate developments during the year.

   We cordially invite you to attend the annual meeting of shareholders to be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, in Richmond, Virginia, on Wednesday, April 26, 2000, at 11:00 A.M., Eastern Daylight Time. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to elect a Board of Directors and approve the designation of auditors for the coming year.

   Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.

                                          Sincerely yours,

                                          Floyd D. Gottwald, Jr.
                                          Chairman of the Board
                                          Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

   NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of Common Stock, $.01 par value ("Albemarle Common Stock"), of Albemarle Corporation (the "Corporation") will be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, Richmond, Virginia, on Wednesday, April 26, 2000, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year,

  2. To approve the designation by the Board of Directors of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2000 and

  3. To transact such other business as may properly come before the meeting.

   Holders of shares of Albemarle Common Stock of record at the close of business on March 1, 2000, will be entitled to vote at the meeting.

   You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A postage-paid return envelope is enclosed for your convenience.

   If you are present at the meeting, you may vote in person even if you already have sent in your proxy.

                                          By Order of the Board of Directors

                                          E. Whitehead Elmore, Secretary

March 22, 2000

                                PROXY STATEMENT
                                      for
                        ANNUAL MEETING OF SHAREHOLDERS
                             ALBEMARLE CORPORATION

                           To be held April 26, 2000
                  Approximate date of mailing--March 22, 2000

   Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on Wednesday, April 26, 2000. Any person giving a proxy may revoke it at any time before it is voted by delivering another proxy, or written notice of revocation, to the Secretary of the Corporation. A proxy, if executed and not revoked, will be voted, and, if it contains any specific instructions, will be voted in accordance with such instructions.

   On March 1, 2000, the date for determining shareholders entitled to vote at the meeting, there were outstanding 46,027,427 shares of Albemarle Common Stock. Each share of Albemarle Common Stock is entitled to one vote.

   The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Albemarle Common Stock voted in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors.

   The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Corporation. Corporate Investor Communications, Inc. has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. The Corporation will pay that firm $7,000 for its services and reimburse its out-of-pocket expenses.

   The Corporation's street address is 330 South Fourth Street, Richmond, Virginia 23219.

                             ELECTION OF DIRECTORS

   Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate). Each of the nominees presently is serving as a director. The Board of Directors has no reason to believe that any of the nominees will be unavailable.

Craig R. Andersson; age 62; director since 1996; part-time consultant, having served as Vice Chairman of Aristech Chemical Corporation (a commodity and specialty chemicals and plastics business) from January 1, 1994, until April 30, 1995, and President and Chief Operating Officer of Aristech Chemical Corporation prior thereto. Other directorship: RMI International Metals, Inc.

Floyd D. Gottwald, Jr.; age 77; director since 1994; Chairman of the Board and
   Executive Committee and Chief Executive Officer of the Corporation since March 1, 1994; Vice Chairman of the Board of Ethyl Corporation from March 1, 1994, until February 29, 1996, having served as Chairman of the Board and the Executive

   Committee of Ethyl Corporation from April 1992 until March 1, 1994, and as Chairman of the Board and Executive Committee and Chief Executive Officer of Ethyl Corporation prior thereto. Other directorship: Tredegar Corporation.

John D. Gottwald; age 45; director since 1994; President and Chief Executive
   Officer of Tredegar Corporation (manufacturer of plastics and metal products with interests in drug discovery and other emerging technologies). Other directorship: Tredegar Corporation.

William M. Gottwald; age 52; director since 1999; Vice President, Corporate
   Strategy, of the Corporation since August 1996, having served previously as Senior Vice President of Ethyl Corporation (developer and manufacturer of petroleum additives products) from September 1994 until August 1996, and as President of Whitby, Inc. (pharmaceuticals company) from September 1989 until September 1994. Other directorship: Tredegar Corporation.

Seymour S. Preston III; age 66; director since 1996; Chairman of the Board and
   Chief Executive Officer of AAC Engineered Systems, Inc. (manufacturer of centrifugal, deburring and finishing machinery) since 1994. Other directorship: Tufco Technologies Inc.

Emmett J. Rice; age 80; director since 1994; retired member of the Board of Governors of the Federal Reserve System. Other directorship: Tredegar Corporation.

Charles E. Stewart; age 64; director since September 1, 1997; part-time consultant, having been a partner of BTC Partners Inc. (investment and acquisitions consultants) from June 1997 to June 1999, Chairman and Chief Executive Officer of OCI Enterprises Inc. and OCI Chemical Corp. from October 1995 to December 1996, and as Executive Vice President of Occidental Chemical Corporation and Vice President of Occidental Petroleum Corporation from September 1986 to June 1995.

Charles B. Walker; age 61; director since 1994; Vice Chairman of the Board and
   Chief Financial Officer of the Corporation (and Treasurer of the Corporation until March 1, 1996) since March 1, 1994, having served as Executive Vice President, Chief Financial Officer and Treasurer of Ethyl Corporation prior to March 1, 1994. Mr. Walker continued to serve as Vice Chairman of the Board and Chief Financial Officer of Ethyl Corporation from March 1, 1994, to September 30, 1997, and as Vice Chairman of the Board of Ethyl Corporation from October 1, 1997, to January 31, 1998. Other directorships: Ethyl Corporation and Nations Fund Trust/Nations Fund, Inc.

Anne Marie Whittemore; age 54; director since 1996; Partner of McGuire, Woods,
   Battle & Boothe, L.L.P. (law firm). Other directorships: Owens & Minor, Inc., Fort James Corporation and T. Rowe Price Associates, Inc.

   In connection with the annual meeting, Mr. Rice indicated to the Board of Directors his desire to relinquish his position as a director and not stand for reelection. The Board, however, prevailed upon Mr. Rice to serve one more year based upon his valuable contributions as a Board member.

   In 1999, each of the nominees attended at least 75% of the aggregate of (i) the total number of meetings of all committees of the Board on which the director then served and (ii) the total number of meetings of the Board of Directors. Eight meetings of the Corporation's Board of Directors were held during 1999.

   The Corporation's executive committee currently consists of Messrs. Floyd
D. Gottwald, Jr., Walker and William M. Gottwald. The executive committee acts not only as the executive committee of the Board of Directors but also as the Corporation's principal management committee. During 1999, the executive committee met on 11 occasions as the executive committee of the Board of Directors and on 12 occasions as the principal management committee.

   Messrs. Rice, Stewart and Mrs. Whittemore currently serve on the Corporation's audit committee. During 1999, the audit committee met on four occasions. The audit committee reviews the Corporation's internal audit and financial reporting functions and the scope and results of the audit performed by the Corporation's independent accountants and matters relating thereto and reports thereon to the Board of Directors. The audit committee also reviews audit fees and recommends to the Board of Directors the engagement of the independent accountants of the Corporation.

   The nominating committee currently consists of Messrs. Floyd D. Gottwald, Jr., Rice and Mrs. Whittemore. During 1999, the nominating committee met once. The nominating committee recommends candidates for election as directors and in some cases the election of officers. The Corporation's bylaws provide that a shareholder of the Corporation entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

   Messrs. Andersson, Preston, Rice and Mrs. Whittemore currently serve as the Corporation's executive compensation committee. During 1999, the executive compensation committee met on four occasions. This committee approves the salaries of management-level employees. It also approves all bonus awards, certain consultant agreements and initial salaries of new management level personnel and grants stock options, stock appreciation rights ("SARs"), performance shares, restricted stock and incentive awards under the Corporation's 1998 Incentive Plan (the "1998 Plan").

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   William M. Gottwald, MD, a director and a Vice President of the Corporation, and John D. Gottwald, a director of the Corporation, are sons of Floyd D. Gottwald, Jr. The members of the family of Floyd D. Gottwald, Jr. may be deemed to be control persons of the Corporation. Mr. Stewart, a director of the Corporation, entered into a one-year mutually-renewable consulting contract with the Corporation on September 1, 1997, that was renewed on September 1, 1998, and again on September 1, 1999, for $150,000 per year.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that have been received by the Corporation, the Corporation believes that there has been substantial compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of the Albemarle Common Stock, except that Floyd D. Gottwald, Jr. was late in reporting an option grant.

                                STOCK OWNERSHIP

   The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Corporation, was the beneficial owner as of December 31, 1999, of more than 5% of the outstanding voting shares of the Corporation.

                                                                                  Percent
 Title of                    Name and Address of                 Number of          of
 Class                        Beneficial Owners                    Shares          Class
 --------                    -------------------                 ---------        -------
 Common Stock Floyd D. Gottwald, Jr. and Bruce C. Gottwald (a)   18,281,510(b)(c) 39.52%
              330 South Fourth Street
              P.O. Box 2189
              Richmond, Virginia 23218

              Shapiro Capital Management Company, Inc. and        2,754,267        5.96%
              Samuel R. Shapiro (d)
              3060 Peachtree Road, N.W.
              Atlanta, Georgia 30305

--------
(a) Floyd D. Gottwald, Jr. and Bruce C. Gottwald, who are brothers, may be deemed to be a "group" for purposes of Section 13(d)(3) of the Exchange Act, although there is no arrangement between them with respect to the acquisition, retention, disposition or voting of Albemarle Common Stock.
(b) As of December 31, 1999, Floyd D. Gottwald, Jr. and Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 14,085,195 shares held by their wives, adult sons and in certain trust relationships as to which they disclaim beneficial ownership. This amount includes an aggregate of 2,222,786 shares of Albemarle Common Stock beneficially owned by the adult sons of Floyd D. Gottwald, Jr. and an aggregate of 2,325,380 shares of Albemarle Common Stock beneficially owned by the adult sons of Bruce C. Gottwald. Floyd D. Gottwald, Jr., Bruce C. Gottwald and their adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Albemarle Common Stock.
(c) This amount includes any shares owned of record by the Trustee of the Corporation's savings plan for the benefit of William M. Gottwald, MD. This amount does not include shares held by the Trustee of such plan for the benefit of other employees. Shares held under the Corporation's savings plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his shares generally are voted by the Trustee in accordance with the Board of Directors' recommendations to the shareholders. Because Floyd D. Gottwald, Jr. is a director and the Chief Executive Officer of the Corporation, he and the members of his family may be deemed to be control persons of the Corporation and to have the capacity to control any such recommendation of the Board of Directors.
(d) The information contained herein with respect to Shapiro Capital Management Company, Inc. and Samuel R. Shapiro is based on a Schedule 13G filed by such parties with the Securities and Exchange Commission. Such filing further stated that the acquisition of such shares was in the ordinary course of business and not in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Corporation.

   The following table sets forth as of January 31, 2000, the beneficial ownership of Albemarle Common Stock by all directors of the Corporation, the Chief Executive Officer and the four other executive officers who were serving in such capacity as of December 31, 1999, and all directors and executive officers of the Corporation as a group.

                                 Number of Shares     Number of Shares     Total   Percent
  Name of Beneficial Owner     with Sole Voting and  with Shared Voting   Number      of
or Number of Persons in Group  Investment Power/1/  and Investment Power of Shares Class/2/
-----------------------------  -------------------- -------------------- --------- --------
Craig R. Andersson                      1,280               10,000          11,280
Dirk Betlem                           154,011               21,483         175,494
E. Whitehead Elmore                   274,109                   --         274,109
Floyd D. Gottwald, Jr.              1,052,169            5,913,449/3/    6,965,618  15.06%
John D. Gottwald                      123,464            1,653,415/4/    1,776,879   3.84%
William M. Gottwald                   336,853            1,622,397/5/    1,959,250   4.23%
Seymour S. Preston III                 10,980                   --          10,980
Emmett J. Rice                          2,865                   --           2,865
Mark C. Rohr                            4,287                   --           4,287
Charles E. Stewart                      6,182                   --           6,182
Charles B. Walker                     230,581                   --         230,581
Anne Marie Whittemore                   1,799               11,636          13,435
Directors and
 executive officers as a
 group (12 persons)                 2,198,580            7,639,330       9,837,910  21.10%

--------
 /1/The amounts in this column include shares of Albemarle Common Stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of January 31, 2000: Mr. Betlem: 142,800 shares; Mr. Elmore: 73,000 shares; Mr. Walker: 156,940 shares; and directors and executive officers as a group: 372,740 shares.
 /2/Except as indicated, each person owns less than 1% of Albemarle Common
   Stock.
 /3/Mr. Floyd D. Gottwald, Jr. disclaims beneficial ownership of all 5,913,449 of such shares.
 /4/Mr. John D. Gottwald disclaims beneficial ownership of all 1,653,415 of such shares. This amount includes 1,593,050 shares of Albemarle Common Stock that Mr. John D. Gottwald may be deemed to own beneficially. Such shares constitute his interest as beneficiary of a trust of which he is a co-trustee.
 /5/Mr. William M. Gottwald disclaims beneficial ownership of all 1,622,397 of such shares. This amount includes 1,593,050 shares of Albemarle Common Stock that Mr. William M. Gottwald may be deemed to own beneficially. Such shares constitute his interest as beneficiary of a trust of which he is a co-trustee.

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table presents information relating to total compensation of the Chief Executive Officer and the other four executive officers of the Corporation for the period from January 1, 1999, through December 31, 1999.

                                   Annual Compensation                   Long-Term Compensation
                              --------------------------------------   ---------------------------
   Name and Principal                                   Other Annual       Awards       Payouts      All Other
        Position         Year  Salary       Bonus       Compensation    Options/SARs  LTIP Payouts  Compensation
   ------------------    ---- --------     --------     ------------   -------------- ------------  ------------
Floyd D. Gottwald, Jr.   1999 $450,000     $ 74,500             --         25,000       $172,125/1/   $     0
 Chairman of the Board   1998  450,000      193,700             --         35,000             --            0
 and Executive           1997  503,750            0             --              0             --            0
 Committee, Chief
 Executive Officer

Dirk Betlem              1999 $550,000     $ 91,000       $365,822/4/      25,000       $129,094/1/   $27,500/5/
 President and Chief     1998  550,000      236,700        381,263         30,000             --       38,787
 Operating Officer/2/    1997  504,324/3/   268,000        388,263              0             --       32,026

Charles B. Walker        1999 $478,000     $ 79,000             --         25,000       $129,094/1/   $     0
 Vice Chairman of the    1998  478,400/6/   206,000/6/          --         80,000             --            0/7/
 Board and Chief         1997  299,000      233,000             --              0             --        4,950
 Financial Officer

E. Whitehead Elmore      1999 $323,200     $ 42,800             --         15,000       $ 34,425/1/   $16,160/9/
 Senior Vice President,  1998  323,200      111,000             --         20,000             --       16,160
 Secretary and General   1997  218,400/8/   100,000/8/          --              0             --       11,185
 Counsel

Mark C. Rohr             1999 $214,714/10/ $ 90,000/11/   $151,663/12/    125,000       $ 64,547/1/   $ 2,929/13/
 Executive Vice-         1998       --           --             --             --             --           --
 President--Operations   1997       --           --             --             --             --           --

--------
 /1/Reflects the value of the restricted stock as of February 22, 2000, the date of approval by the Board, awarded at the end of the two-year performance period for performance shares granted under the 1998 Plan.
 /2/Mr. Betlem retired effective December 31, 1999. Effective January 1, 2000,
   Mr. Betlem became a consultant on international affairs.
 /3/Until May 15, 1997, Mr. Betlem was compensated in Belgian francs. Each amount listed for 1997 prior to May 15, 1997, in U.S. dollars is based on the exchange rate at May 15, 1997.
 /4/Includes payments for expatriate expenses and allowances ($125,000, $171,872 and $78,125), tax subsidies ($179,858, $165,037 and $197,566) and a housing and relocation allowance ($60,964, $44,354 and $38,717) for 1999, 1998 and 1997, respectively.
 /5/Includes contributions to the Corporation's savings plan ($8,000, $8,000 and $8,000) and accruals in the Corporation's excess benefit plan ($19,500, $30,787 and $9,724) for 1999, 1998 and 1997, respectively, and contributions to the Albemarle S.A. Savings Plan of $14,302 for 1997. Each amount listed for 1997 prior to May 15, 1997, in U.S. dollars is based on the exchange rate at May 15, 1997.
 /6/Mr. Walker also served as an officer of Ethyl Corporation ("Ethyl") until his retirement from Ethyl on February 1, 1998, and was compensated separately by Ethyl for such services.
 /7/Mr. Walker participated in the savings plan and the excess benefit savings plan of Ethyl during one month of 1998 and in 1997. The amounts reflect the amounts reimbursed to Ethyl by the Corporation for the Corporation's allocable portion of these benefits.
 /8/Mr. Elmore also served as an officer of Ethyl until January 1, 1998, and was compensated separately by Ethyl for such services.

 /9/Includes contributions to the Corporation's savings plan ($8,000, $8,000 and $8,000) and accruals in the Corporation's excess benefit plan ($8,160, $8,160 and $3,185) for 1999, 1998 and 1997, respectively.
/10/Mr. Rohr joined the Corporation effective March 22, 1999. Effective
   January 1, 2000, Mr. Rohr succeeded Mr. Betlem as the President and Chief Operating Officer of the Corporation.
/11/Pursuant to the terms of Mr. Rohr's employment, he was guaranteed a minimum bonus of $90,000 for 1999.
/12/Includes reimbursement for taxes incurred resulting from the roll-over of Mr. Rohr's deferred compensation from his former employer in the amount of $65,775 and a $58,780 relocation allowance received pursuant to the terms of his employment.
/13/Reflects contributions to the Corporation's savings plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

   Each of the following options relates to Albemarle Common Stock and does not include a related SAR.

                                                                 Potential Realizable
                                                                   Value At Assumed
                                                                 Annual Rates of Stock
                                                                   Price Appreciation
                                                                          For
                                   Individual Grants                  Option Term
                        ----------------------------------------- ---------------------
                                    % of
                                Total Options Exercise
                        Options  Granted to   or Base
                        Granted Employees in   Price   Expiration
     Name               (#)/1/   Fiscal Year    ($)       Date      5% ($)    10% ($)
     ----               ------- ------------- -------- ---------- ---------- ----------
Floyd D. Gottwald, Jr.   25,000      6.4%      $20.00   6/22/06   $  203,550 $  474,359
Dirk Betlem              25,000      6.4%      $20.00   6/22/06      203,550    474,359
Charles B. Walker        25,000      6.4%      $20.00   6/22/06      203,550    474,359
E. Whitehead Elmore      15,000      3.9%      $20.00   6/22/06      122,230    284,615
Mark C. Rohr             25,000      6.4%      $20.00   6/22/06      203,550    474,359
                        100,000     25.7%      $25.75   6/22/06    1,048,284  2,442,947

--------
 /1/Vest upon an increase in share price, with a maximum of 25% becoming exercisable in any single year, and in any event becoming exercisable on the sixth anniversary of the date of grant.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

   The following table presents information concerning stock options and SAR exercises by the Chief Executive Officer and the four other executive officers of the Corporation who were serving in such capacity as of December 31, 1999, and fiscal year end option/SAR values.

                                                                                     Value of Unexercised
                                                                Number of                In-The-Money
                                 Shares                 Unexercised Options/SARs    Options/SARs at FY-End
                               Acquired On                    at FY-End (#)                 ($)/4/
                                 Exercise      Value     ------------------------    ----------------------
  Name                             (#)     Realized ($) Exercisable  Unexercisable Exercisable Unexercisable
  ----                         ----------- ------------ -----------  ------------- ----------- -------------
Floyd D. Gottwald, Jr.              --           --            0        60,000     $      0     $      0
Dirk Betlem                         --           --      142,800/1/    112,200/2/   501,075      103,675
Charles B. Walker                   --           --      156,940/3/    105,000/2/   949,054            0
E. Whitehead Elmore             11,940      $52,858       73,000/3/     35,000/2/   442,563            0
Mark C. Rohr                        --           --            0       125,000            0            0

--------
 /1/57,000 of these options relate to Albemarle Common Stock and include a tandem SAR; 85,800 of these options relate to Albemarle Common Stock and do not include a tandem SAR.
 /2/Each of these options relates to Albemarle Common Stock and does not include a tandem SAR.
 /3/Each of these options relates to Albemarle Common Stock and includes a tandem SAR.
 /4/These values are based on $19.1875, the closing price of Albemarle Common
   Stock on the New York Stock Exchange on December 31, 1999.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

   The following table presents information concerning performance share grants made under the 1998 Plan during 1999 to the Chief Executive Officer and the four other executive officers of the Corporation who were serving in such capacity as of December 31, 1999.

                                                   Estimated Future Payouts
                                                    Under Non-Stock Price-
                                                        Based Plans/1/
                Number of     Performance Or      --------------------------
              Shares, Units Other Period Until                       Maximum
                Or Other        Maturation        Threshold  Target   ($ or
    Name       Rights (#)       Or Payout         ($ or #)  ($ or #)   #)
    ----      ------------- ------------------    --------- -------- -------
Mark C. Rohr      7,500     December 31, 1999/2/     N/A     7,500   15,000
                  6,000     December 31, 2001        N/A     6,000   12,000

--------
 /1/At the end of the performance period for the performance shares, the executive officer will be entitled to receive that number of shares of restricted stock ranging from 0% to 200% of the number of performance shares based upon the Corporation's return on gross assets and increase in operating income for the performance period.
 /2/Effective January 1, 2000, Mr. Rohr received 4,050 shares pursuant to the terms of this award, the value of which is set forth in the Compensation of Executive Officers table on page 6.

                              RETIREMENT BENEFITS

   The following table illustrates, under the Corporation's pension plan for salaried employees, the estimated benefits upon retirement at age 65, determined as of December 31, 1999, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), they will be paid under the Corporation's excess benefit or supplemental retirement plans, as applicable. This table includes the amounts that would be payable under such plans.

                              Pension Plan Table*

  Final         Years of Pension Benefit Service and Estimated Annual Benefits
 Average    -----------------------------------------------------------------------
 Earnings      10       15       20       25       30       35       40       50
 --------   -------- -------- -------- -------- -------- -------- -------- --------
$  300,000  $ 43,678 $ 65,516 $ 87,355 $108,194 $131,033 $152,872 $174,710 $218,388
   350,000    51,178   76,766  102,355  127,944  153,533  179,122  204,710  255,888
   400,000    58,678   88,016  117,355  146,694  176,033  205,372  234,710  293,388
   450,000    66,178   99,266  132,355  165,444  198,533  231,622  264,710  330,888
   500,000    73,678  110,516  147,355  184,194  221,033  257,872  294,710  368,388
   550,000    81,178  121,766  162,355  202,944  243,533  284,122  324,710  405,888
   600,000    88,678  133,016  177,355  221,694  266,033  310,372  354,710  443,388
   650,000    96,178  144,266  192,355  240,444  288,533  336,622  384,710  480,888
   700,000   103,678  155,516  207,355  258,194  311,033  362,872  414,710  518,388
   750,000   111,178  166,766  222,355  277,944  333,533  389,122  444,710  555,888
   800,000   118,678  178,016  237,355  298,694  356,033  415,372  474,710  593,388
   850,000   126,178  189,266  252,355  315,444  378,533  441,622  504,710  630,888
   900,000   133,678  200,516  267,355  334,194  401,033  467,872  534,710  666,388
   950,000   141,178  211,766  282,355  352,944  423,533  494,122  564,710  705,888
 1,000,000   148,678  223,016  297,355  371,694  446,033  520,372  594,710  743,388

--------
*Assumes attainment of age 65 in 1999 and Social Security Covered Compensation of $33,060.

   The benefit formula under the pension plans is based on the participant's final-average earnings, which are defined as the average of the highest three consecutive calendar years' earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the ten consecutive calendar years immediately preceding the date of determination. The 23,120 shares and 11,560 shares of restricted stock awarded to Mr. Walker and Mr. Elmore, respectively, in connection with the sale of the Corporation's olefins business in 1996 plus the amount of the taxes paid by the Corporation on behalf of the officers pursuant to the award also will be included in the calculations of amounts payable under excess benefit plans covering these officers. The years of pension benefit service for certain of the executive officers named in the above compensation table as of December 31, 1999, are: E. Whitehead Elmore, 30; Dirk Betlem, 3; and Mark C. Rohr, 1. Benefits under the pension plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments. Pension benefits payable to Messrs. Gottwald and Walker are paid from the pension plan of Ethyl.

   Mr. Betlem also is entitled to a benefit from the Albemarle S.A. Pension Plan (Belgium) for his service with Albemarle S.A. through April 30, 1997, which provides for a lump sum payment at age 65 equal to years of service times the sum of 4% of final average pay up to covered compensation plus 17.5% of the excess of final average pay over covered compensation. This amount is multiplied by 1.20 for married individuals. Mr. Betlem's accrued benefit as of December 31, 1999, determined as an annual benefit payable at age 65, is $15,479. Such amount is determined in Belgian francs. The amount shown in U.S. dollars is based on the exchange rate at December 31, 1999.

                             EXCESS BENEFIT PLANS

   The Corporation maintains excess benefit plans in the form of non-qualified pension plans (the "Excess Plans") that provide eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Corporation and the benefits they would have accrued under such plans but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder under the Code. Certain key employees may be granted additional pension service benefits equal to 4% of the employee's average pay over his last three years multiplied by the number of years of service to the Corporation (including service with Ethyl) up to 15 years, net of certain other benefits received from the Corporation, previous employers, including Ethyl, and Social Security. These benefits have been granted to Mr. Rohr. All benefits under the Excess Plans vest upon a Change in Control of the Corporation, as defined in the Excess Plans.

                           COMPENSATION OF DIRECTORS

   Outside directors are paid (i) $1,000 for attendance at each Board meeting and (ii) $600 for attendance at each meeting of a committee of the Board of which he or she was a member. In addition, each such director, effective January 1, 2000, is paid a quarterly fee of $5,500. Employee members of the Board of Directors are not paid separately for service on the Board or its committees.

   Any current director retiring from the Board after age 60 with at least five years' service on the Board and who is not employed by the Corporation will receive $12,000 per year for life, payable in quarterly installments. The service and age at retirement requirements for this benefit may be waived in certain circumstances with the commencement of the benefit no earlier than age
60. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Board. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may not commence and may be discontinued under certain circumstances. The Retirement Policy for Directors has been amended to exclude from participation in such plan those individuals who first became members of the Board after October 27, 1999.

   On July 1, 1999, pursuant to the Non-Employee Directors' Stock Acquisition Plan, the Corporation awarded to each non-employee director that number of whole shares of Albemarle Common Stock, when multiplied by the closing price of Albemarle Common Stock on the immediately preceding business day, as reported in The Wall Street Journal, which as nearly as possible equaled but did not exceed $2,000. On November 1, 1999, the Non-Employee Directors' Stock Acquisition Plan was terminated and replaced with the Non-Employee Directors' Stock Compensation Plan. Pursuant to this new plan, on November 1, 1999, the Corporation awarded to each non-employee director that number of whole shares, when multiplied by the closing price of common stock on the immediately preceding business day, as reported in the Wall Street Journal, which as nearly as possible equaled, but did not exceed, $16,000. On the first business day after October 31 of each subsequent year, each director as of June 30 shall be awarded that number of whole shares, when multiplied by the closing price of common stock on the immediately preceding business day, as reported in the Wall Street Journal, that as nearly as possible equals, but does not exceed, $18,000. The shares of Albemarle Common Stock awarded under both plans are nonforfeitable and the recipient directors immediately and fully vest in Albemarle Common Stock issued under the plans. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell the shares received under both plans at any time.

   Non-employee directors may defer, in ten percent increments, all or part of their retainer fee and meeting fees into either a deferred cash account or a deferred stock account, or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for record-keeping purposes only. Distributions under the Deferred Compensation Plan, paid in a single sum or in up to ten annual installments, cannot begin within two years of the beginning of the deferral year. The maximum aggregate number of shares of Albemarle Common Stock that may be issued under the Deferred Compensation Plan is 100,000 shares.

   At its December 15, 1999 meeting, the Board of Directors adopted a policy for stock ownership by its outside directors. Pursuant to this policy, all current outside directors are to achieve ownership of Albemarle Common Stock equal to at least four times the annual retainer for an outside director, which is the combination at the applicable time of the cash retainer plus the annual stock award. The amount of stock required to be owned shall be based on the higher of the value on the date of acquisition or the market value. The outside directors shall achieve this level of ownership within four years from December 15, 1999. Newly-elected outside directors are to achieve this same level of ownership within five years of first becoming a Board member.

                      AGREEMENTS WITH EXECUTIVE OFFICERS

   In the event that Mr. Rohr's employment is terminated within the first five years other than for cause, the Corporation is obligated to pay Mr. Rohr a severance equal to two times his then-current annual compensation. If, within 24 months of the beginning of Mr. Rohr's employment, a change of control of the Corporation and one or more of the following events were to occur, Mr. Rohr has the option to resign and receive a lump sum payment as described below. The events include: (i) a change or diminution of responsibilities or compensation, (ii) relocation, (iii) a reduction of benefit eligibility or level and (iv) failure by a successor company to assume this severance agreement. The benefits described below also apply in the event of termination of Mr. Rohr's employment following a change of control.

   If Mr. Rohr resigns or is terminated as described above, (i) he will receive a lump sum payment equal to two times his annual compensation, (ii) all of his vested outstanding stock options will become exercisable, (iii) all restricted stock will become non-forfeitable and (iv) should a change of control occur during the first 10 years of Mr. Rohr's employment, he will receive an adjusted benefit payable at normal retirement age under the Corporation's pension plan without offset from other benefits.

   Mr. Betlem retired as of December 31, 1999. Effective January 1, 2000, Mr. Betlem entered into a two-year contract to provide consulting on international affairs for $250,000 per year.

   Stock options and performance shares granted to Mr. Betlem were amended to extend the exercise period and the vesting period, as applicable, of the awards until the expiration date of such grants, notwithstanding Mr. Betlem's retirement, disability or death.

                  THE EXECUTIVE COMPENSATION COMMITTEE REPORT

   The Executive Compensation Committee (the "Committee") of the Board of Directors is pleased to present its annual report on executive compensation. This report describes the objectives of the Corporation's executive compensation program, the various components of the program, and explains the basis on which 1999 compensation determinations were made by the Committee.

   During 1998, the Committee completed a comprehensive examination of the Corporation's executive compensation policies using the services of an independent consulting firm. The philosophy and new incentive programs that were implemented as a result of that study are outlined below.

             Overall Objectives of Executive Compensation Programs

   The Committee's guiding philosophy is to establish executive compensation policies that are linked to the sustained creation of shareholder value. The following objectives serve as the guiding principles for all compensation decisions:

  . Provide a competitive total compensation opportunity that will enable the Corporation to attract, retain and motivate highly qualified executives.

  . Align compensation opportunities with shareholder interests by making the executive compensation program highly sensitive to the Corporation's performance, which is defined in terms of long-term profitability and creating shareholder value.

  . Provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

                        Compensation Program Components

   The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual incentives and long-term incentives with each component geared to the median of the market for all positions in the aggregate. Individuals may be compensated above or below the median of the marketplace based on the Corporation's performance and on considerations of individual performance and experience. The Committee considers all elements of the program when setting compensation levels. The Committee is placing increasing emphasis on incentive compensation. As a result, the Committee has been restricting, and intends over the next several years to continue to restrict, increases in base salary in order that base salary generally will approach the median of the market.

   The Committee periodically meets individually with members of management in order to assess progress toward meeting objectives set by the Board of Directors for both annual and long-term compensation.

   The Committee utilizes compensation surveys to aid in the determination of competitive levels of executive pay. The surveys include companies that are larger and smaller than the Corporation. Some surveys are limited to companies in the chemical business, including, but not limited to, some of the companies included in the Chemical Composite shown in the Performance Graph. The Committee also utilizes executive compensation information compiled from the proxy statements of other chemical companies. References to the "market" in this report refer to these survey and proxy data.

                                 Base Salaries

   Base salaries are determined in accordance with the responsibilities of each officer, median market data for the position and the officer's performance. The Committee considers each of these factors but does not assign a specific value to each factor. Furthermore, a subjective element is acknowledged in evaluating the officer's overall span of responsibility and control.

   Salaries for some officers for 1999 were maintained at current levels to reflect the increased emphasis on compensation that is tied to the long-term performance of the Corporation. Total compensation for the Corporation's officers is believed to be generally in line with the median of the market as described above.

                               Annual Incentives

   The purpose of the 1998 Plan is to create a substantial incentive to officers and key employees to maximize shareholder value and provide a means for recognizing individual contribution to corporate and business unit results.

   Key features of the new annual incentive program include the following:

  . A primary emphasis on sustained operating earnings growth and return on gross assets.

  . A significant emphasis on the achievement of key strategic objectives related to future safety, profitable growth and market leadership.

  . A more formulaic and objective approach to award calculation.

  . A means for recognizing individual achievement and contribution for participants (other than the executives named in the Compensation of Executive Officers table on page 6).

   Annual incentive awards are reviewed by the Committee in conjunction with senior management. Awards are based on an evaluation of the performance, level of responsibility and leadership of the individual in relation to overall corporate results. In 1999, annual incentives were based on the financial results for the Corporation as a whole, performance of the Corporation's business units and other financial measures, including return on gross assets.

                      Stock Options and Restricted Awards

   The Committee believes strongly that equity based awards are an integral part of total compensation for officers and certain key managers with significant responsibility for the long-term results of the Corporation. Stock options and restricted stock awards that are tied to corporate performance provide an effective means of delivering incentive compensation and also foster stock ownership on the part of management.

   The 1998 Plan:

  . Authorizes the granting of stock options, SARs, performance shares, restricted stock and other incentive awards, all of which may be made subject to the attainment of performance goals established by the Committee.

  . Provides for the enumeration of the business criteria on which an individual's performance goals are to be based.

  . Establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a 1998 Plan participant.

   In 1999, incentive awards of stock options and performance shares were made in accordance with the performance-based focus of the 1998 Plan. The exercisability of the 1999 stock option awards is tied to the performance of Albemarle Common Stock.

                          Stock Ownership Guidelines

   To further align the interests of members of management with the Corporation's shareholders, the Committee has established stock ownership guidelines that are designed to encourage the accumulation and retention of Albemarle Common Stock. The guidelines call for certain members of management to hold a minimum multiple of base salary in shares of Albemarle Common Stock by the end of the year 2002. Participation in the 1998 Plan beyond 2002 will be contingent upon satisfying the guidelines. The established guidelines are as follows:

      . CEO                     4 x salary
      . Other named officers    3 x salary
      . Other management level
        employees               1x to 2x (depending upon position level) salary

        Discussion of 1999 Compensation for the Chief Executive Officer

   At his request, Mr. Floyd D. Gottwald, Jr.'s compensation as Chief Executive Officer remained unchanged during 1999. The Committee awarded Mr. Gottwald a bonus for 1999 of $74,500 in recognition of the leadership that Mr. Gottwald has shown in focusing management on the achievement of substantial earnings growth and maximizing long-term value for the Corporation's shareholders. The Committee notes Mr. Gottwald's leadership contributed to the gain realized by the Corporation in connection with its investment in Albright & Wilson plc.

                         Deductibility of Compensation

   The Committee has carefully considered Section 162(m) of the Code, which provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Corporation's executive officers. The Committee believes it is in the best interests of the Corporation and its shareholders to comply with the requirements of Section 162(m), but the Committee intends to preserve the flexibility to reward executives consistent with the Corporation's pay philosophy for each compensation element. The Committee intends that grants of options, awards of performance shares, restricted stock and other incentive awards under the 1998 Plan comply with the requirements of
Section 162(m).

                                          THE EXECUTIVE COMPENSATION COMMITTEE

                                          Craig R. Andersson, Chairman
                                          Seymour S. Preston III
                                          Emmett J. Rice
                                          Anne Marie Whittemore

February 22, 2000

                              [PERFORMANCE GRAPH]



----------------------------------------------------------
                                CHEMICAL       S&P 500
DATE           ALBEMARLE        COMPOSITE      COMPANIES
----------------------------------------------------------
12/31/94        $100.00          $100.00        $100.00
12/31/95        $141.45          $130.84        $137.45
12/31/96        $134.11          $162.99        $168.93
12/31/97        $179.24          $198.29        $225.21
12/31/98        $181.29          $185.90        $289.43
12/31/99        $149.31          $217.45        $350.26

*Assumes $100 invested on last day of December 1994.  Dividends invested quarterly.
                            DESIGNATION OF AUDITORS

   The Board of Directors has designated PricewaterhouseCoopers LLP, certified public accountants, as the Corporation's independent auditors for fiscal year 2000, subject to shareholder approval. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

   PricewaterhouseCoopers LLP's principal function is to audit the consolidated financial statements of the Corporation and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Corporation's quarterly reports.

                       PROPOSALS FOR 2001 ANNUAL MEETING

   Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2001 annual meeting of shareholders must present such proposal to the Corporation at its principal office in Richmond, Virginia, not later than November 22, 2000, in order for the proposal to be considered for inclusion in the Corporation's proxy statement. The Corporation anticipates holding the 2001 annual meeting on April 25, 2001.

   The Corporation's bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Corporation not later than 60 days prior to the meeting. As to each matter, the notice should contain (i) a brief description of the matter and the reasons for addressing it at the annual meeting, (ii) the name, record address of and number of shares beneficially owned by the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

                                 OTHER MATTERS

   The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          E. Whitehead Elmore, Secretary

                                     NOTICE

                                      and

                                PROXY STATEMENT

                                      for

                                 ANNUAL MEETING

                                       of

                                  SHAREHOLDERS

                                 APRIL 26, 2000

                             [ALBEMARLE CORP. LOGO]

                             ALBEMARLE CORPORATION
                            330 SOUTH FOURTH STREET
                                 P.O. BOX 1335
                            RICHMOND, VIRGINIA 23210

                             ALBEMARLE CORPORATION
                               Richmond, Virginia

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 26, 2000

  The undersigned hereby appoints Floyd D. Gottwald, Jr., and Emmett J. Rice, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Albemarle Corporation, at the annual meeting of shareholders to be held April 26, 2000, and at any and all adjournments thereof:

  1. ELECTION OF DIRECTORS
                  [_] FOR ALL[_] WITHHOLD ALL[_] FOR ALL EXCEPT
    Craig R. Andersson, Floyd D. Gottwald, Jr., John D. Gottwald, William M.
                        Gottwald, Seymour S. Preston III,
      Emmett J. Rice, Charles E. Stewart, Charles B. Walker and Anne Marie
                                   Whittemore.
   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY SUCH NOMINEE(S), WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.
   ---------------------------------------------------------------------------

  2. The proposal to approve the appointment of PricewaterhouseCoopers LLP as the auditors for the Corporation for 2000.
                          [_] FOR[_] AGAINST[_] ABSTAIN

  3. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

  This Proxy is solicited on behalf of the Board of Directors. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees and FOR Proposal 2.

                                           Dated _______________________ , 2000
                                           ------------------------------------

                                           Please sign name exactly as it ap-
                                           pears on the stock certificate.
                                           Only one of several joint owners or
                                           co-owners need sign. Fiduciaries
                                           should give full title.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.